Gareth Gumbley Joins Wright Express as EVP Wright Express International

SOUTH PORTLAND, Maine—(BUSINESS WIRE)—January 11, 2011—Wright Express Corporation (NYSE: WXS) announced today that Gareth Gumbley has joined the Company as Executive Vice President, Wright Express International. In this new role, Mr. Gumbley will be responsible for the Company’s international operations and the execution of its global expansion strategy. This will include the continued development and deployment of the Company’s robust payment processing platform for the global fuel card market and identifying key acquisitions and alliances for growth outside of North America.

“Gareth has a strong track record of building and leading global businesses, and we are delighted to welcome him to our team,” said Michael Dubyak, Wright Express Chairman and CEO. “Gareth has a robust strategic and financial background, and a history of driving growth globally. In addition, his deep expertise in both payments and processing businesses for prepaid, telecom, gift cards, loyalty, and debit and credit card products complements our existing expertise in these areas and positions him well to further expand Wright Express’ strong brand beyond North America.”

Prior to joining Wright Express, Mr. Gumbley was Chief Executive Officer of the epay division, and Senior Vice President and Officer of Euronet Worldwide. His responsibilities included the strategy and operational development of the epay division, including acquisitions in existing and emerging markets. He also served as Managing Director of epay Australia, New Zealand and India, a Euronet Worldwide Company. Mr. Gumbley started his career at News Corporation leading multiple start-ups in the payments and telecommunications industries.

About Wright Express

Wright Express is a global provider of business payment processing and information management solutions. The company’s fleet, corporate, and prepaid payment solutions give customers unparalleled security and control across a wide spectrum of business sectors around the world. The company’s subsidiaries include Wright Express Financial Services, TelaPoint, Pacific Pride, Wright Express International including Australia, Wright Express Prepaid Cards Australia and Wright Express Fuel Cards Australia. Wright Express and its subsidiaries employ more than 850 associates in five countries. For more information about Wright Express, please visit http://www.wrightexpress.com.

CONTACT: Wright Express
News media contact:
Jessica Roy, 207-523-6763
Jessica—Roy@wrightexpress.com

or

Investor contact:
Steve Elder, 207-523-7769
Steve—Elder@wrightexpress.com

SOURCE: Wright Express Corporation